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                                                                    EXHIBIT 99.2

                    FIRST QUARTER 2004 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                   MAY 5, 2005


     Thank you, Christina.

     Good morning and welcome to our first quarter 2005 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

     Following our normal custom, I will start our conversation this morning with some brief comments, expanding on our press release both in terms of our actual results for the quarter, as well as a preliminary look at the second quarter and rest of the year. Following my comments, we will open up the call for your questions.

     I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

     Reported results for the first quarter 2005 amounted to a net loss of $12.4 million or $0.67 per share, compared to net income of $6.4 million or $0.34 per share in the first quarter of 2004. This $1.01 per share decline year over year is not only a sizeable decline, but also not what we expected when we began the year. Nearly every risk we saw at the beginning of the year, including commodity costs, currency and weather, worked against us during the quarter. In addition, volumes were also a factor in most of our business segments due to softening global demand and share losses. While results declined in all segments, the most significant declines were in our Engine & Power Train and Electrical Components sectors.

     Consolidated sales for the quarter amounted to $464.4 million, down from last year's first quarter sales of $477.0 million. Excluding the effect of currency translation that increased sales by $13.3 million, sales declined by $25.9 million or 5.4%. This decrease was primarily attributable to the Engine & Power Train business, but sales also declined in the Electrical Components and Pump businesses.

     I will address these changes more specifically in my comments regarding each business segment; however, in the aggregate and on a pre-tax basis, we estimate that the volume and mix changes affected profitability by approximately $12 million, currency by approximately $6 million, and input costs in excess of price increases by approximately $3 million. Note, however, that the mix of these factors on an aggregate basis varies greatly from segment to segment. In addition, net interest costs rose by $3.4 million reflecting lower earnings from available cash and higher costs on borrowings reflecting the unwinding during the quarter of fixed to variable interest rate swaps.

     To understand our overall results, it is best to look at them by business segment - starting with the Compressor business. Compressor sales in terms of dollars rose by $29.1 million





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or 14%, with the effects of currency translation of $11.4 million, representing approximately 39% of the increase. The remaining increase in sales is mostly attributable to price increases versus a change in aggregate volumes.

     Compressor segment operating results were down $3.3 million or 28% in comparison to the prior year. The single largest factor was the affect of a weaker U.S. Dollar versus the Brazilian Real. The average book keeping rate for the first quarter 2005 had the U.S. Dollar 10% weaker versus the Real and 6% weaker versus the Euro in comparison to the previous year's quarter. In fact, the situation has not improved. Just yesterday, the Real hit a 36 month high versus the dollar at around 2.47 Reais to the dollar. During the quarter, the Company did avail itself of some opportunistic currency hedges in Brazil, but most of the benefit will accrue to later quarters and will not provide 100% offsets. Another factor is a significantly weaker European economy, where commercial volumes were down approximately 10%.

     The slow down in Europe, a slow down in Brazil attributed to cold weather and rising interest rates, and very cold spring weather in the U.S. all contributed to sales being below expectations, causing a rise in inventories. Over the coming quarters, the Company is taking specific actions to reduce these inventories.

     The outlook in the Compressor Group for the second quarter and the balance of the year has changed from previous expectations. We are no longer bullish with respect to volumes given the conditions just mentioned, and our expectations with respect to currency will result in lower margins. Accordingly, we believe results in the segment will lag those of the prior year. Two things that could help are commodity prices, if they moderate, and currency, if the dollar strengthens.

     Moving to the Electrical Components Group - for the quarter, the Group reported sales of $100.2 million compared to $107.0 million a year ago. Volume declines were experienced in most of the Company's markets, reflecting lower demand due to fourth quarter purchases ahead of January price increases and lower demand in response to the price increases. Cool spring weather has also affected aftermarket volumes in March and has continued into the second quarter.

     Electrical Components operating loss for the quarter was $1.1 million compared to an operating profit of $3.4 million a year ago. The decline in operating results is due to the lower sales volumes, higher commodity costs in excess of pricing recoveries, and operational inefficiencies related to the closure of the St. Claire, Missouri facility. These factors were offset by lower amortization of intangible assets. The cost of copper is still at very high levels, and the costs of other inputs, like freight, continue to rise. Price increases have not fully covered commodity and the other cost increases in this segment. Further price increases are under consideration. Otherwise, more aggressive cost cutting and productivity improvements are planned.

     Looking forward into the second quarter for the Electrical Components business, in the absence of a strong recovery in weather-related sales, we expect results to lag those of the prior year, but return to profitability. Improvements in the latter half of the year are solely based upon the projected affects of cost cutting actions, as no sales recovery is currently forecasted.





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     Now let's look at the Engine and Power Train Group. The Group continues to encounter impediments to its recovery to profitability. This quarter was particularly difficult as a result of several factors. Sales in the Engine & Power Train Group were down $29.4 million or 24% from the prior year's first quarter. The largest portion of the decrease was attributable to the loss of business on walk behind rotary lawn mower applications sold at Sears. Attempts to obtain price increases resulted in the loss of the business, which occurs primarily in the first quarter. Other volume declines were associated with cool spring weather, which has moderated demand and slowed build schedules, as well as lower sales in Europe.

     The Group's operating results declined by $18 million. In addition to the 24% decline in sales, the lack of price increases on green season product to cover substantial cost increases in iron castings, freight and other spending contributed to the sizable decline. In addition, the Group incurred warranty and response costs in excess of $2 million with respect to a transmission problem caused by non-conforming material received from a supplier, and losses in Europe exceeded those of the prior year.

     Similar to the Compressor Group, the somewhat sudden and unexpected fall off in volume resulted in increased inventories. Inventories have also been built as a result of production level-loading and ahead of contract negotiations scheduled for June in the Company's New Holstein, Wisconsin facility. The Company fully expects to utilize these inventories as further cost reduction actions are employed.

     Looking forward to the second quarter for the Engine & Power Train business, we anticipate results that are improved in comparison to the first quarter 2005, but worse than second quarter 2004. However, year over year, results are expected to improve in the second half of the year as the order book for snow thrower engines indicates another very strong snow season, and aggressive cost cutting associated with the final phases of the transition to Brazilian production sources will be completed.

     Now for the Pump Group - as anticipated, sales declined by $5.5 million or 16% over the prior year. The decline was attributable to the previously disclosed loss of water gardening business at Lowes to a Chinese-sourced competitor. Sales of such products occur disproportionately in the first half of the year. These declines were partially offset by increases in pumps sold to the HVAC market, other retailers, and the industrial market. The decline in operating profit of $1.0 million is attributable to the net volume decline.

     Now that we have covered the segments, let's address the balance sheet. During the quarter, we began steps to reduce debt levels through utilization of available cash, partly due to the need to manage compliance with current debt covenants, and partly to begin rationalization of the balance sheet by eliminating borrowing costs in excess of earnings on the available cash. We have also had other demands for cash over the last six months. There has been both planned and unplanned increases in inventory, and during the first quarter, capital expenditures increased as we put in new product capabilities in both Brazil and India - mostly in the compressor business.

     There will be a continued effort to right size our balance sheet. This potentially might include refinancing of our debt in favor of more flexible structure and terms so as to provide liquidity where we are investing most heavily. Of course, all funding strategies require that we






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reduce our inventory levels and improve profitability. Given our current expectations with respect to foreign currency exchange rates and the general economic outlook for the remainder of the year, it is evident that more aggressive cost cutting is necessary, including headcount reductions. Plans have been put in place to reduce global headcounts by 5 to 7% by the end of the year. However, our fundamental strategies have not changed. Those strategies require investment in new product and services capabilities that are valued by our customers.

     That concludes my prepared comments for this morning. I will now take your questions.












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